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Exhibit 10.56
                             CENTURA BANKS, INC.
                 SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
                                  UNDER THE
                   CENTURA BANKS, INC. OMNIBUS SUPPLEMENTAL
                           EXECUTIVE RETIREMENT PLAN



     This AGREEMENT, made effective this 27th day of December, 1999, by and among Centura Banks, Inc., a North Carolina corporation having its principal place of business in Rocky Mount, North Carolina ("Centura"), Centura Bank (the "Bank"), a subsidiary of Centura, and H. Kel Landis III ("Participant"), an employee of the Bank.

                             W I T N E S S E T H :

     WHEREAS, Participant is a valued employee of the Bank and as such, has performed his duties in a capable and efficient manner, resulting in substantial growth and progress to the Bank; and

     WHEREAS, the Participant is expected to perform valuable services in the future which shall be of special importance to the Bank and for which it would be difficult for the Bank to find a suitable replacement; and

     WHEREAS, Participant has previously been determined eligible to receive benefits under one or more of the Planters National Bank and Trust Company Key Executive Supplemental Benefit Agreement, as assumed by Centura Banks, Inc. (the "KESBA"), the Peoples Bancorporation Supplemental Executive Retirement Plan, as assumed by Centura Banks, Inc. (the "Peoples SERP"), or the Planters National Bank and Trust Company Excess Benefit Plan, which has been assumed, amended, restated and renamed by Centura as the Centura Banks, Inc. Excess Benefit Plan (the "Excess Benefit Plan"); and

     WHEREAS, Centura has established the Centura Banks, Inc. Omnibus Supplemental Executive Retirement Plan (the "Omnibus SERP"), the terms of which Omnibus SERP are incorporated herein by reference; and

     WHEREAS, Participant has previously entered into a SERP Agreement dated April 5, 1994 and has obtained thereunder certain rights and benefits under the Omnibus SERP in exchange for the relinquishment of all his rights under the KESBA, Peoples SERP, and Excess Benefit Plan; and

     WHEREAS, Participant now wishes to relinquish his rights and benefits under the SERP Agreement dated April 5, 1994 (the "1994 SERP Agreement"), subject to certain reinstatement provisions, in exchange for benefits described hereunder;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto hereby agree as follows:
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1.   RETIREMENT BENEFITS.  Participant may elect Early Retirement at any time
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     during the ninety (90) day period beginning on his 58/th/ birthday (the
     "Election Period"). Participant shall not be entitled to Retirement benefits hereunder unless he elects Early Retirement and actually retires during the Election Period.

     Subject to the provisions of this Agreement and the Omnibus SERP, upon Participant's Early Retirement during the Election Period, Participant shall receive a monthly Retirement benefit equal to 40% of Participant's Final Average Monthly Compensation, payable for a period of one hundred and eighty (180) months. For purposes of this Agreement, "Final Average Monthly Compensation" means 1/12/th/ of the Annual Compensation payable to Participant as of his termination of employment. "Annual Compensation" means Participant's total compensation to be reported on his Form W-2, annualized on the basis of rate of pay as of Participant's termination of employment, including bonuses and salary reduction contributions to deferred compensation or other plans maintained by Centura.

2.   DEATH BENEFITS.  If Participant dies at any time before electing Early
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     Retirement under Section 1 and while actively employed as a full-time officer of the Bank, Participant's beneficiary shall receive a monthly death benefit equal to forty percent (40%) of Participant's Final Average Monthly Compensation at the time of his death, payable for a period of one hundred and eighty (180) months beginning on the first day of the month coinciding with or next following Participant's date of death. Participant's beneficiary will not be entitled to any death benefits under the Omnibus SERP if Participant dies by committing suicide within two years from the date of becoming a Participant under the Omnibus SERP and this Agreement.

     If Participant's beneficiary dies before the end of the death benefit payment period specified hereunder, the remaining payments due under this
     Section 2 shall be paid to the beneficiary's estate in a lump sum payment equivalent in value to the remaining death benefit payments. If Participant's beneficiary predeceases Participant and Participant does not thereafter designate a new beneficiary, upon Participant's death a lump sum equivalent in value to the death benefit payments hereunder shall be paid to Participant's estate. The lump sum equivalent shall be computed using the Discount Rate in effect at the time of computation.

3.   DISABILITY BENEFITS.  If, prior to Participant's electing Early Retirement
     -------------------
     under Section 1 and after Participant has completed at least ten (10) years of employment with the Bank, Participant's employment with the Bank is terminated as a result of Disability, Participant shall receive a monthly Disability benefit in an amount equal to (a) minus (b) below:

     (a) Forty percent (40%) of Participant's Final Average Monthly Compensation, less

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     (b)  The amount of any monthly disability benefit payable to the
          Participant under any group or individual disability income policy sponsored by the Bank or Centura.

     In the event Disability benefit payments terminate pursuant to subsections
     (a), (b) or (c) of Section 6.3 of the Omnibus SERP and before Participant has received one hundred and eighty (180) monthly payments under this
     Section 3, the remaining payments shall be recharacterized as Retirement or death benefits and shall be paid to Participant (or his beneficiary) or estate in accordance with Section 1 or 2 of this Agreement, as the case may
     be) provided that the amount of each payment to Participant shall continue to be governed by this Section 3, and provided further that the amount of any payment recharacterized as a death benefit shall be equal to the last payment made to Participant before his death.

4.   EXCESS BENEFITS.  The Excess Benefit provisions of Article VII of the
     ---------------
     Omnibus SERP

     _____ Apply to Participant.


       X   Do not apply to Participant.
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5.   DESIGNATION OF BENEFICIARIES.  The Participant shall designate his or her
     ----------------------------
     beneficiary(ies) on the Beneficiary Designation Form attached hereto and made a part hereof.

6.   CHANGE IN CONTROL.  Upon a change in control, as defined in Section 8.3 of
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     the Omnibus SERP, the Participant's rights and accrued benefits under the
     Omnibus SERP and this Agreement shall be fully vested. Accordingly:

     (a) for purposes of Section 1 of this Agreement, if Participant is no longer employed by Bank as of his 58/th/ birthday, he shall nevertheless be entitled to elect during the Election Period to begin receiving his Retirement Benefit. Participant's Final Average Monthly Compensation shall be determined by reference to his Annual Compensation as of his actual termination of employment;

     (b) for purposes of Section 2 of this Agreement, the requirement that Participant be actively employed as a full-time officer of Bank shall be disregarded. Participant's Final Average Monthly Compensation shall be determined by reference to his Annual Compensation as of his actual termination of employment; and

     (c) for purposes of Section 3 of this Agreement, Participant shall be deemed to have completed ten (10) years of employment with Bank. If Participant is no longer employed by Bank at the time of his Disability, he shall nevertheless be entitled to Disability Benefits under Section 3. Participant's Final Average Monthly Compensation shall be determined

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          by reference to his Annual Compensation as of his actual termination of employment.

7.   TERMINATION OF EMPLOYMENT AND FORFEITURE.  Prior to the occurrence of a
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     change in control, as defined in Section 8.3 of the Omnibus SERP, Centura and the Bank may terminate the Participant's employment for "cause" as defined in paragraph 8.5 of the Omnibus SERP and upon such termination, Participant shall forfeit all rights and benefits under this Agreement (including but not limited to residual rights and benefits, if any, under the 1994 SERP Agreement), except those benefits provided pursuant to
     Section 4 above and Article VII of the Omnibus SERP. Notwithstanding the foregoing, the Participant's rights and benefits hereunder shall not be subject to forfeiture at any time after the occurrence of an event entitling the Participant to begin receiving benefits pursuant to Sections 1, 2 or 3 hereunder or under the 1994 SERP Agreement (pursuant to the operations of Section 9(j) of this Agreement).

8.   PLAN TERMINATION.  In the event of the termination of the Plan, pursuant to
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     Section 14.6 of the Plan, prior to the Participant's death, Retirement or
     Disability under Sections 1, 2 or 3 hereof, the Participant shall become fully vested in his Retirement Benefits under Section 1 of this Agreement, and shall become entitled to payment in a single sum of the actuarial equivalent of his Retirement Benefits under Section 1 and his Excess Benefits under Section 4, determined using the Discount Rate and payable as soon as administratively possible after the termination of the Plan. In the event of the termination of the Plan, pursuant to Section 14.6 of the Plan, after benefit payments have commenced hereunder, the Participant (or his beneficiaries) shall become entitled to payment in a single sum of the actuarial equivalent of the remaining payments due hereunder, determined using the Discount Rate and payable as soon as administratively possible after the termination of the Plan.

9.   GENERAL PROVISIONS.  (a) This Agreement, together with the Omnibus SERP,
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     the terms of which are incorporated herein by reference, set forth all of the promises, agreements, conditions, understandings, warranties, and representations between the parties with respect to the benefits described hereunder, and there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied with respect to the benefits hereunder other than as set forth in the Omnibus SERP and this Agreement. Any modifications or any waivers of any provision contained in this Agreement shall not be valid unless made in writing and signed by the person or persons sought to be bound by such waiver or modification.

     (b) All benefits hereunder shall be payable from the general assets of the Bank. All costs or expenses in connection with the administration of this Agreement shall be borne by the Bank.

     (c) The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in

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     part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

     (d) The waiver by Centura of a breach by the Participant of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Participant.

     (e) The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns, including, without limitation, Participant's beneficiary, the estate of Participant, as well as the executors, administrators, and trustees of such estate.

     (f) Participant acknowledges that he has received, read, and is familiar with the Omnibus SERP, which contains certain additional provisions governing the benefits granted hereunder. Participant further agrees to relinquish any rights and benefits granted to him under the 1994 SERP Agreement, except to the extent provided in subsection (j) below.

     (g) The provisions of this Agreement shall be construed in accordance with the laws of the State of North Carolina to the extent not pre-empted by the laws of the United States of America, including ERISA.

     (h) Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth in the Omnibus SERP.

     (i) For purposes of this Agreement, the term "Discount Rate" means the interest rate used from time to time for determining single sum distributions under the Qualified Plan for the month in which a determination is being made.

     (j) This Agreement and all benefits provided hereunder shall expire on the 91st day after Participant's 58/th/ birthday unless Participant has elected Early Retirement within the Election Period or Participant's benefits have otherwise commenced under Sections 2 or 3. Upon expiration of this Agreement pursuant to this subsection, Participant's SERP benefits shall be determined in accordance with the 1994 SERP Agreement, a copy of which is attached hereto. Notwithstanding the foregoing, the provisions of Section 7 of this SERP Agreement shall remain in effect and the Participant's rights and benefits under his 1994 SERP Agreement shall be subject to forfeiture as provided in Section 7 of this SERP Agreement.

     (k) Any amounts withdrawn from the cash surrender values of insurance policies by the owner thereof, and any amounts paid to the owner or the owner's beneficiary by reason of the Participant's death, pursuant to and in accordance with the Split Dollar Agreement between Centura Banks, Inc. and its Subsidiaries and the Participant, and dated as of ___________, ____, as the same may hereafter be amended from time to time (the "Split Dollar Agreement"), shall offset and reduce, dollar for dollar, amounts payable hereunder including amounts

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     payable under paragraph 4, above or any amounts payable under Participant's
     1994 SERP Agreement pursuant to paragraph 9(j) above. Participant acknowledges that any policies obtained under the above-referenced Split Dollar Agreement do not fund any of the benefits to which he or his beneficiary may become entitled under this Agreement or under the 1994 SERP Agreement and that any such policy shall not be held or deemed to be held under any trust for the benefit of the Participant, or his beneficiary, or to be collateral security for the performance of the obligations of Centura or the Bank, but shall be and remain subject to the claims of the general creditors of Centura and/or the Bank.

     (l) To the extent benefits upon the Participant's death are payable under this Agreement or under Participant's 1994 SERP Agreement, in a form other than a single lump sum payment, the offset and reduction required by paragraph 9(k) above shall be based on the lump sum actuarial equivalent of any remaining installment or annuity payments due hereunder, determined using the Discount Rate. The owner's death benefits paid to the owner or the owner's beneficiary under the terms of the Split Dollar Agreement shall offset and reduce the amount of each remaining installment or annuity payment due hereunder, in direct proportion to the offset and reduction to the lump sum actuarial equivalent.

     (m) In accordance with Section 3.3 of the Omnibus SERP, the Committee shall have the exclusive right to interpret, construe and administer the Omnibus SERP and this Agreement. The Committee's authority and responsibility shall include, and shall not be limited to, the calculation of any offsets provided under the terms of Sections 1, 2, 3 or 4 hereunder.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        CENTURA BANKS, INC.




                                        By: /s/ Frank L. Pattillo
                                            ---------------------------
                                                  Vice Chairman
ATTEST:

/s/ Lynn O. Parrish
------------------------
  Secretary

(Corporate Seal)
                                        CENTURA BANK




                                        By: /s/ Frank L. Pattillo
                                            ---------------------------
                                                  Vice Chairman
ATTEST:

/s/ Lynn O. Parrish
------------------------
  Secretary

(Corporate Seal)
                                        PARTICIPANT


                                        /s/ H. Kel Landis III          (SEAL)
                                        -------------------------------

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